For Additional Information:
CytRx Corporation:	Lippert/Heilshorn & Associates
Ed Umali	Investor Contact:
Director of Corporate Communications	Jody Cain (jcain@lhai.com)
(310) 826-5648, ext. 309	Mariann Ohanesian (mohanesian@lhai.com)
eumali@cytrx.com	Media Contact:
Mark Stuart (mstuart@lhai.com)
(310) 691-7100
CYTRX CORPORATION REPORTS SECOND QUARTER FINANCIAL RESULTS
LOS ANGELES (August 15, 2005) – CytRx Corporation (Nasdaq: CYTR), a biopharmaceutical company engaged in the development and commercialization of human therapeutics primarily in the area of small molecules and ribonucleic acid interference (RNAi), today reported financial results for the quarter ended June 30, 2005.
“We are fully committed to the clinical development of our oral drug candidate arimoclomol as a treatment for those suffering from the debilitating and life threatening consequences of ALS, also known as Lou Gehrig’s disease. We were pleased to have filed our investigational new drug (IND) application with the U.S. Food and Drug Administration (FDA) in May and we view the subsequent placement of this trial on clinical hold as only a delay as we provide additional information to the FDA. Our focus is squarely on providing a prompt, yet comprehensive response to the FDA’s information request,” said CytRx President and CEO Steven A. Kriegsman.
“While preparing our response to the FDA, which we expect to submit within the coming weeks, we are simultaneously undertaking steps necessary in preparation for entering the clinic with the goal of beginning this trial as soon as possible,” he added. “Our expectation is for trial initiation this year, and possibly even later in the current quarter.”
Review of Financial Results
For the second quarter of 2005, CytRx reported a net loss of $4.5 million, or $0.08 per share, compared with a net loss of $4.1 million, or $0.12 per share, for the comparable period in 2004. For the six months ended June 30, 2005, CytRx reported a net loss of $8.0 million, or $0.14 per share, compared with a net loss of $7.8 million, or $0.23 per share, for the six months ended June 30, 2004.
Research and development (R&D) expenses were $2.9 million in the second quarter of 2005, compared with $1.4 million for the corresponding period in 2004. The increase during the second quarter of 2005 was due primarily to increased research and development activities occurring at CytRx Laboratories and preparatory activities associated with our planned initiation of our Phase II clinical trial for arimoclomol.
General and administrative (G&A) expenses were $1.5 million for the second quarter of 2005 versus $2.6 million in the second quarter of 2004. The higher expenses incurred during the three month period ended June 30, 2004 primarily resulted from accounting fees associated with the Company’s change in auditors in 2004, severance payments to certain former executives, and legal fees related to both of the foregoing during those periods. During the second quarter of 2005, the Company expensed $77,000 of common stock, stock options and warrants for general and administrative services, compared with $375,000 for the corresponding period in 2004.
As of June 30, cash, cash equivalents and short-term investments totaled $15.8 million, compared with $3.0 million at December 31, 2004. The increase reflects completion of a private placement with net proceeds of $19.4 million in January 2005. Working capital was $13.4 million at June 30, 2005.
Recent Highlights
Updates on CytRx’s clinical program with arimoclomol for the treatment of ALS include:
•	In May, CytRx filed an IND application with the FDA to initiate a Phase II clinical trial for arimoclomol for the treatment of ALS.

•	In June, CytRx responded to an FDA request for additional information regarding arimoclomol.

•	In July, the FDA announced the placement of a clinical hold on the Phase II trial pending review of additional information.
Other corporate announcements include:
•	Release by the Massachusetts State Ethics Commission from a preliminary conflict of interest inquiry without a finding of any wrongdoing based on the Company’s retention of a consultant who had introduced the Company to UMMS. CytRx has a strategic relationship with UMMS.

•	Management presentations at the UBS 2005 Global Pharmaceuticals Conference and the Rodman & Renshaw 2nd Annual Healthcare Conference, both held in May.
About CytRx Corporation
CytRx Corporation is a biopharmaceutical research and development company engaged in the development of products, primarily in the area of small molecules and ribonucleic acid interference (RNAi), in a variety of therapeutic categories. The Company owns three clinical-stage compounds based on its small molecule molecular “chaperone” co-induction technology, as well as a targeted library of 500 small molecule drug candidates that may be used to screen for new drug candidates. The Company expects to enter a Phase II clinical trial with its lead orally-administered small molecule drug candidate, arimoclomol, for the treatment of ALS (Lou Gehrig’s disease). CytRx also has a broad-based strategic alliance with the University of Massachusetts Medical School (UMMS) to develop novel compounds in the areas of ALS, obesity, type 2 diabetes and cytomegalovirus (CMV) using RNAi technology. CytRx also licensed from UMMS the rights to a DNA-based HIV vaccine technology currently in a Phase I clinical trial. The Company has a research program with Massachusetts General Hospital, Harvard University’s teaching hospital, to use RNAi technology to develop a drug for the treatment of ALS. For more information, visit CytRx’s Web site at www.cytrx.com.
Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the early stage of CytRx’s diabetes, obesity, CMV and ALS research, the need for future clinical testing of any RNAi-based products and small molecules that may be developed by CytRx, uncertainties regarding the scope of the clinical testing that may be required by regulatory authorities for its molecular chaperone co-induction drug candidates and other products and the outcomes of those tests, the significant time and expense that will be incurred in developing any of the potential commercial applications for CytRx’s RNAi technology or small molecules, CytRx’s need for additional capital to fund its ongoing working capital needs, including ongoing research and development expenses related to its molecular chaperone co-induction drug candidates, risks relating to the enforceability of any patents covering CytRx’s products and to the possible infringement of third party patents by those products, and the impact of third party reimbursement policies on the use of and pricing for CytRx’s products. Additional uncertainties and risks are described in CytRx’s most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on Form 10-Q and any current reports on Form 8-K filed since the date of the last Form 10-K. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
[Tables to Follow]

CYTRX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenues:
License fees	$—	$228,164	$1,500	$328,164

Total Revenues	—	228,164	1,500	328,164

Expenses:
Research and development (includes $38,000 and $90,000 of non-cash stock-based expense for the three and six month periods ended June 30, 2005, respectively, and $167,000 and $1,294,000 of non-cash stock-based expense for the three and six month periods ended June 30, 2004, respectively)	2,915,969	1,356,876	4,829,989	3,641,880
Depreciation and amortization	62,288	25,478	100,412	41,808
Common stock, stock options and warrants issued for general and administrative services	77,012	374,511	316,064	805,287
Selling, general and administrative	1,537,683	2,582,904	2,955,843	3,782,699

	4,592,952	4,339,769	8,202,308	8,271,674

Loss before other income (expense)	(4,592,952)	(4,111,605)	(8,200,808)	(7,943,510)
Other income (expense):
Interest income	41,066	16,447	83,730	39,753
Minority interest in losses of subsidiary	42,753	34,329	81,452	69,257

Net loss	$(4,509,133)	$(4,060,829)	$(8,035,626)	$(7,834,500)

Basic and diluted:
Loss per common share	$(0.08)	$(0.12)	$(0.14)	$(0.23)

Weighted average shares outstanding	57,542,340	34,954,360	55,509,421	34,641,735

CYTRX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and short-term investments	$15,772,758	$2,999,409
Prepaid and other current assets	419,073	956,146

Total current assets	16,191,831	3,955,555
Property and equipment, net	411,493	447,579
Molecular library, net	417,730	447,567
Goodwill	183,780	—
Prepaid insurance and other assets	147,326	198,055

Total assets	$17,352,160	$5,048,756

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$410,477	$1,661,104
Accrued expenses and other current liabilities.	2,379,688	1,074,146

Total current liabilities	2,790,165	2,735,250
Accrued loss on facility abandonment	154,033	206,833
Deferred gain on sale of building	51,948	65,910
Deferred revenue	275,000	275,000

Total liabilities	3,271,146	3,282,993

Minority interest in subsidiary	—	170,671

Commitments and contingencies	—	—
Stockholders’ equity:
Preferred Stock, $.01 par value, 5,000,000 shares authorized, including 5,000 shares of Series A Junior Participating Preferred Stock; no shares issued and outstanding	—	—
Common stock, $.001 par value, 100,000,000 shares authorized; 58,824,000 and 40,190,000 shares issued at June 30, 2005 and December 31, 2004, respectively	58,824	40,190
Additional paid-in capital	130,531,241	110,028,327
Treasury stock, at cost (633,816 shares held at June 30, 2005 and December 31, 2004)	(2,279,238)	(2,279,238)
Accumulated deficit	(114,229,813)	(106,194,187)

Total stockholders’ equity	14,399,514	1,595,092

Total liabilities and stockholders’ equity.	$17,352,160	$5,048,756

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